                                                                 Exhibit 23.1

                       Consent of Independent Accountants

The Board of Directors
Creativepro.com, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 000-26837) on Form 8-K/A of ImageX.com, Inc. of our report dated February 29, 2000, except note 13, which is as of March 17, 2000, with respect to the consolidated balance sheets of Creativepro.com, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of ImageX.com, Inc. dated on or around August 25, 2000.

                                     /s/ KPMG LLP

Portland, Oregon
August 24, 2000


                                       33